                                                               EXHIBIT 10(y)(iv)

                       DIRECTOR COMPENSATION ARRANGEMENTS

Each non-employee director of the Company receives an annual retainer of $10,000 plus a fee of $1,000 plus expenses for each meeting, excluding teleconference meetings, of the Board of Directors and, if a member of a Committee, each
Committee meeting not held on the same day that a meeting of the Board of
Directors or another Committee of the Board is held, that he attends. In addition, provided he is serving as a director of the Company on June 30th of the applicable year, each non-employee director is granted options under the
Company's stock option plans to purchase 5,000 shares of Common Stock at an exercise price equal to the closing sale price of the Company's Common Stock on the American Stock Exchange on such June 30th. The term of each option is ten years from the date of grant. The options vest in four equal installments over the first four years of their term.